EXPLORATION AGREEMENT WITH

OPTION TO FORM JOINT VENTURE

(COAL CANYON PROJECT)

THIS EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE (COAL CANYON PROJECT) (the “Agreement”) is made effective this March 11, 2008 (the “Effective Date”) by and among MIRANDA U.S.A., INC., a Nevada corporation (“Miranda”); and QUEENSGATE RESOURCES US INC., a Nevada corporation (“Queensgate”); and QUEENSGATE RESOURCES CORPORATION, a corporation constituted under the Canadian Business Corporation Act (“Queensgate Canada”).

RECITALS

A.

Miranda controls the “Coal Canyon Project” group of one hundred and eighty (180) unpatented lode mining claims situated in Eureka County, Nevada.  The claims are subject to the following mining leases:

1.

A Mining Lease dated May 27, 2004 between Nevada North Resources (U.S.A.), Inc. as Lessor and Miranda U.S.A., Inc. as Lessee affecting the “Coal Canyon” group of unpatented lode mining claims.  A copy of the “Coal Canyon Lease” is attached hereto as Exhibit A.

2.

A Mining Lease dated May 27, 2004 between Nevada North Resources (U.S.A.), Inc. as Lessor and Miranda U.S.A., Inc. as Lessee affecting the “Cono” group of unpatented lode mining claims.  A copy of the “Cono Lease” is attached hereto as Exhibit B.

3.

A Mining Lease dated May 27, 2004 between Nevada North

 Resources (U.S.A.), Inc. as Lessor and Miranda U.S.A., Inc. as Lessee affecting the “BPV” group of unpatented lode mining claims.  A copy of the “BPV Lease” is attached hereto as Exhibit C.

The Coal Canyon Lease, Cono Lease and the BPV Lease are collectively referred to as the “Leases”, and the leases and unpatented mining claims, and leasehold interests, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”

B.

Queensgate wishes to acquire an interest in the Property by making certain stock distributions to Miranda and funding a work program on the Property pursuant to Section 1.1 of this Agreement.

C.

Following completion of the work program and satisfaction of the terms and conditions of Section 1.1 of this Agreement, Queensgate and Miranda may form a Joint Venture for further exploration and development of the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Exploration Agreement

1.1

Option to Earn 51% Interest. Miranda hereby grants to Queensgate the exclusive option to earn an undivided fifty-one percent (51%) interest in the Property by funding THREE MILLION DOLLARS ($3,000,000.00) in exploration activities over a five-year period.  Subject to the prior satisfaction of the condition precedent described in Section 12, in order to earn this interest, Queensgate shall undertake the following:

          a.

On or before June 15, 2008, as an additional consideration, Queensgate Canada shall issue to Miranda ONE HUNDRED THOUSAND (100,000) shares of its common stock (the “First Payment Shares”).  The distribution of the First Payment Shares shall be subject to the securities legislation in effect in the Province of Quebec, including, among others, National Instrument 45-106 – Prospectus and Registration Exemptions (“NI 45-106”) and National Instrument 45-102 – Resale of Securities (“NI 45-102”) which provides resale restrictions and a four-month seasoning period once Queensgate Canada becomes a reporting issuer.  The value of the First Payment Shares shall not be credited against the earn-in obligation of Queensgate.

b.

On the first anniversary of the Effective Date, as further additional consideration, Queensgate Canada shall issue to Miranda an additional ONE HUNDRED THOUSAND (100,000) shares of its common stock (the “Second Payment Shares”).  The distribution of the Second Payment Shares shall be subject to (i) the securities legislation in effect in the Province of Quebec including, among others, National Instrument 45-106 – Prospectus and Registration Exemptions (“NI 45-106”) and National Instrument 45-102 – Resale of Securities (“NI 45-102”) which provides resale restrictions and a four-month seasoning period once Queensgate Canada becomes a reporting issuer and (ii) the rules, policies and regulations of any exchange on which the common stock of

Queensgate Canada may be listed at the time of such distribution, as the case may be.  The value of the Second Payment Shares shall not be credited against the earn-in obligation of Queensgate.  The First Payment Shares and the Second Payment Shares are collectively referred to as the “Payment Shares.”

c.

Queensgate agrees to spend a minimum of TWO HUNDRED SIXTY THOUSAND DOLLARS ($260,000.00) in Exploration Expenditures on the Property within one (1) year following the Effective Date, subject to deferral of the time for performance of the foregoing Exploration Expenditures requirement pursuant to Section 8.1.  The term “Exploration Expenditures” shall include monies expended on geological, geophysical, and geophysical surveys on the Property; sampling, trenching, and drilling; federal claim maintenance fees payable to the Nevada Bureau of Land Management; recording fees payable to Elko County in connection with the recording of Affidavits and Notices of Intent to Hold; payments made to Nevada North Resources pursuant to the Leases, payments made to third parties to acquire additional property interests which become subject to this Agreement, and related exploration costs, plus a management fee equal to ten percent (10%) of such Exploration Expenditures (except the federal annual mining claim maintenance fees and county Affidavits and Notices of Intent to Hold paid pursuant to Section 1.5, lease payments paid pursuant to Section 1.6 and costs paid to outside contractors).  This is a binding commitment and obligation of Queensgate and will not be relieved by termination of this Agreement.  Any shortfall in Exploration Expenditures in Year 1 shall be paid to Miranda at the end of contract Year

1.

d.

Thereafter, subject to Queensgate’s right to terminate this Agreement, Queensgate may elect to continue funding of Exploration Expenditures on the Property by completing the following Exploration Expenditure requirements:

Year of Agreement	Amount of Expenditures
2	Additional $440,000.00
3	Additional $600,000.00
4	Additional $700,000.00
5	Additional $1,000,000.00

 Any excess of Exploration Expenditures in any one year shall be carried forward as a credit against the subsequent years’ Exploration Expenditures.  If Queensgate elects to continue this Agreement into Year 3, any shortfall in Exploration Expenditures during Year 2 of the Agreement may be paid to Miranda at the end of Year 2 of this Agreement, provided the amount of any such shortfall is placed into escrow by October 31, 2009, subject to the extension of the time for Queensgate’s completion of such Exploration Expenditure requirement pursuant to Section 8.1.

If, in contract Years 3 and 4, it becomes apparent that Queensgate cannot meet its Exploration Expenditures for either such contract Year, and Queensgate’s performance is not deferred pursuant to Section 8.1, and provided that at least 50% of the Exploration

Expenditures have been made for that Year, Queensgate, subject to penalty, shall be allowed to make up the unspent portion of the Exploration Expenditures in the following contract Year.  Should this occur, the penalty will be ten percent (10%) of the unspent portion of the Exploration Expenditures; this shall be paid in cash to Miranda at the end of the contract Year and not credited to the Exploration Expenditure commitment.  The penalty payment would be due to Miranda only in Years 3-4 and not in Year 5 of the Agreement.  By the end of Year 5, all deferred work Exploration Expenditures must be completed.

          e.

At such time as Queensgate has expended THREE MILLION DOLLARS ($3,000,000.00) in Exploration Expenditures in accordance with Sections 1.1(c) and 1.1(d) above, Queensgate will have earned an undivided 51% interest in the Property.  Queensgate may then elect within ninety (90) days (1) to earn an additional nine (9%) interest in the Property in accordance with Section 1.2 below, or (2) to form a 51% Joint Venture with Miranda in accordance with Section 3 below.

1.2

Option to Earn Additional 9% Interest.  Upon electing to earn an additional 9% interest in the Property in accordance with Section 1.1(e) above (for a total 60% interest), Queensgate shall be obliged to spend the sum of ONE MILLION DOLLARS ($1,000,000.00) in Exploration Expenditures in each of the following two Years.  Upon completing the Exploration Expenditures of $2,000,000.00, Queensgate will have earned an undivided 60% interest in the Property.  Queensgate may then elect within ninety (90) days (1) to earn an additional ten percent (10%) interest in the Property in accordance with Section 1.3 below, or (2) to form a 60% Joint Venture with Miranda in accordance with Section 3 below.

1.3

Option to Earn Additional 10% Interest.

a.

Upon electing to earn an additional 10% interest in the Property in accordance with Section 1.2 above, Queensgate must complete a Bankable Feasibility Study with respect to the Property.  The Feasibility Study must (1) be based on sound engineering principles and mine operating criteria generally acceptable under Nevada mining industry practices and standards for projects in similar operating environment and must be in a form acceptable to mine lending institutions for the purpose of determining whether or not to extend mine construction financing to the companies; and (2) demonstrate an adequate return on investment, such that a reasonable mine lending institution would agree to provide financing for mine construction on commercially reasonable terms.

Queensgate shall have a period of five (5) years following its election to earn an additional ten percent (10%) interest in which to complete the Positive Feasibility Study.  During each of these five years, Queensgate shall incur expenditures of ONE MILLION DOLLARS ($1,000,000.00) or more each year, including all costs of maintaining the Properties.  If Queensgate does not complete the Positive Feasibility Study within five (5) years, its interest shall remain sixty percent (60%) and Miranda’s interest shall remain forty percent (40%).  The costs incurred by Queensgate in its attempt to complete the

Positive Feasibility Study shall be considered capital contributions to the Joint Venture and Miranda shall be deemed to have contributed an amount commensurate with its forty percent (40%) interest.

b.

Alternatively, Queensgate may elect not to complete a Positive Feasibility Study, but instead to form a 60% Joint Venture with Miranda in accordance with Section 3

1.4

Funding of Exploration Activities.  Prior to the commencement of each contract Year, Queensgate shall prepare a Work Plan and Budget (“Plan”) setting forth the description and amount of Queensgate’s proposed Exploration Expenditures.  Miranda shall review and comment upon the Plan within fifteen (15) days of its submission.  However, Queensgate, as Operator during the earn-in period, shall have the final say regarding the Plan.  Queensgate may charge a management fee of ten percent (10%) on all Exploration Expenditures, except the federal annual mining claim maintenance fees and the county Affidavits and Notices of Intent to Hold paid pursuant to Section 1.5 below, lease payments paid pursuant to Section 1.6 below and costs paid to outside contractors).   Queensgate may, in its sole discretion, elect to nominate Miranda as its contractor to plan and implement exploration activities on the Property in accordance with the Service Agreement attached hereto as Exhibit D.

If Queensgate fails to propose a budget within three (3) months following the beginning of a contract Year, Miranda shall have the right, but not the obligation, to propose its own work plan and budget.  If Queensgate fails to participate in the plan,

Miranda may elect to become operator, and Queensgate’s interest shall be diluted in accordance with Section 3 below.

1.5

Claim Maintenance.  So long as the Agreement has not been terminated prior to June 1 of each Year, Queensgate shall have the obligation to maintain the claims in good standing.  Queensgate shall pay the federal claim maintenance fees to the Nevada Bureau of Land Management by August 1 of each year, and Queensgate shall record an Affidavit and Notice of Intent to Hold with the Elko County Recorder not later than October 1 of each year.  Queensgate shall promptly provide evidence of these filings to Miranda.  These payments shall be credited against Queensgate’s Exploration Expenditure requirements.

1.6

Lease Maintenance.  Queensgate shall assume and discharge the obligations to make all payments required under the Coal Canyon, Cono, and BPV Leases, and to satisfy any other obligations under the Leases.  These expenditures shall be qualified Exploration Expenditures.

1.7

Area of Interest.  The Parties hereby establish an area of interest extending one (1) mile from the exterior boundaries of the Property (and including any interior fractions).  Any mineral claims or rights acquired by either Miranda or Queensgate within the Area of Interest shall be subject to the terms of this Agreement.  The costs of any such acquisition shall be Exploration Expenditures.

SECTION TWO

Conduct of Exploration Work

The following provisions shall govern exploration activities on the Property during the term of the Exploration Agreement described in Section 1 above.

2.1

Conduct of Work.  Queensgate shall perform its exploration activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of exploration and mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.2

Liability and Insurance. Queensgate shall defend, indemnify, and hold Miranda harmless from any claims, demands, or liabilities arising from acts of gross negligence or willful misconduct on the part of Queensgate.  Queensgate shall obtain and carry a policy of public liability insurance in the minimum amounts of $1,000,000.00 or more for personal injury and $300,000.00 for property damage, protecting Queensgate and Miranda against any claims for injury to persons or damage to property resulting from Queensgate’s operations.  Queensgate shall provide Miranda with a certificate of insurance evidencing such insurance.

2.3

Liens.  Queensgate shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Queensgate’s request.  However, a lien on the Property shall not constitute a default if Queensgate, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30)

days after the validity of the lien has been adjudicated adversely to Queensgate, unless Queensgate posts a bond or other financial assurance to release the lien.

2.4

Acquisition of Permits.  Queensgate shall acquire all federal, state, and local permits required for its operations.  Queensgate shall be responsible for reclamation of only those areas disturbed by Queensgate’s activities.  Queensgate will post any operating and reclamation bonds required by regulatory agencies for work on the Property.  The bond will revert to Queensgate upon satisfactory completion of the reclamation program.  Queensgate shall have the option to assume any notice of intent, plan of operation or reclamation bond filed or posted by Miranda on or relating to the Property.

2.5

Inspection of Property.  Miranda and its agents, employees and representatives at any reasonable time during normal business hours and on advance notice to Queensgate may enter the Property for inspection, but any such entry shall be at Miranda's own risk and Miranda shall defend, indemnify and hold Queensgate harmless against and from any damage, loss or liability by reason of injury to Miranda or its agents, representatives or employees while on the Property, except damage, loss or injury arising from the negligence or misconduct of Queensgate or its employees or agents.  Queensgate and Miranda shall meet at regular intervals as requested by Miranda (not less frequently than annually) in order for Queensgate to report to Miranda on the status and progress of Queensgate’s exploration work and Queensgate's plans for future operations on the Property.  Queensgate shall have the right to require that Miranda’s representatives be accompanied by a Queensgate representative.

2.6

Inspection of Accounts.  Queensgate shall keep accurate books and records of accounts reflecting its exploration activities on the Property, and Miranda shall have the right, either itself or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of Queensgate pertaining to operations on the Property.

SECTION THREE

Joint Venture

3.1

Formation of Joint Venture.  If Queensgate elects to form a 51% Joint Venture with Miranda in accordance with Section 1.2(b) above, the parties shall proceed to organize a Joint Venture under an agreement in the form of the Coal Canyon Project LLC Operating Agreement attached as Exhibit E.

3.2

Participating Interests.  In the event that Queensgate elects to hold a 51% interest in the Property following its expenditure of $3,000,000.00, Queensgate shall have a Participating Interest of 51% and Miranda will have a Participating Interest of 49%.  The deemed value of Miranda’ Participating Interest shall be $2,882,353.00.

Thereafter, Queensgate’s interest shall be increased by nine percent (9%) upon Queensgate’s completion of Exploration Expenditures of $2,000,000.00 on the Property, resulting in a Participating Interest of 60% for Queensgate and 40% for Miranda.  Following Queensgate’s expenditure of a total of $5,000,000.00 on the Property, the deemed value of Miranda’s Participating Interest shall be $3,333,333.00.

If Queensgate elects to earn a 70% interest in the Property by funding a Positive Feasibility Study, upon completion of such Positive Feasibility Study, the Participating Interest of Queensgate shall be 70% and the Participating Interest of Miranda shall be 30%.  The value of Queensgate’s Participating Interest shall be the amount actually expended by Queensgate in funding activities on the Property through a Positive Feasibility Study, and the deemed value of Miranda’ Participating Interest shall be calculated so that it represents 3/7 of the total expenditures on the Property.

3.3

Operator.  Following formation of the Joint Venture, Queensgate shall be the Operator of the Joint Venture.  A Management Committee, consisting of two representatives of each party, shall be responsible for approving programs and budgets and for determining the general policies and directions to be adopted by the Operator in the conduct of its operations.  The Management Committee shall meet at least once annually and otherwise on ten (10) days’ advance written notice given by either party.  In the event that the members of the Management Committee are unable to reach a decision regarding a program and budget to govern the operations of the Joint Venture for the ensuing year, the party having the majority Participating Interest shall have the deciding vote.

3.4

Cash Calls and Dilution.  Following approval of an annual program and budget, each party shall have the right to elect to contribute to the full extent or part of its Participating Interest or to elect to not contribute, provided, a partially contributing or noncontributing party’s Participating Interest shall be diluted as provided in the Joint

Venture Agreement.  The Operator shall make cash calls from time to time for the conduct of operations in accordance with the approved program and budget.  The Participating Interest of a party that fails to meet its cash calls (1) for an exploration program and budget to which such party agreed to contribute shall be subject to one hundred fifty percent (150%) of straight-line dilution;  and (2) for an approved program and budget for development or mining approved within four (4) months after acceptance of the Positive Feasibility Study to which such party agreed to contribute shall cause the withdrawal of such party from the Joint Venture and transfer of its Participating Interest to the contributing party.  A party whose Participating Interest is diluted below five percent (5%) shall be deemed to have withdrawn from the Joint Venture, and thereafter that party shall be entitled to receive only a production royalty equal to 1% of net smelter returns derived from the Property.  The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by the Operator:

a.

Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

                    b.

Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c.

Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Operator, charges, costs and penalties for such operations shall mean the amount Operator would have incurred if such operations were carried out at facilities not owned or controlled by Operator then offering comparable services for comparable products on prevailing terms.

Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter.  All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

SECTION FOUR

Termination and Default

4.1

Termination.  Subject to satisfaction of the provisions of Sections 1.1(a) and 1.1(c) above, Queensgate shall have the right to terminate this Agreement at its sole discretion at any time by giving sixty (60) days’ advance written notice to Miranda.  Upon termination, Miranda shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate.  Queensgate will provide Miranda with all factual data, maps, assays, and reports pertaining to the Property.

Queensgate will also deliver a Quitclaim Deed to Miranda.

4.2

Default.  If Queensgate fails to perform its obligations under this Agreement, and in particular fails to make any payment due to

Miranda hereunder, Miranda may declare Queensgate in default by giving Queensgate written notice of default which specifies the obligation(s) which Queensgate has failed to perform.  If Queensgate fails to remedy a default in payment within fifteen days (15) of receiving the notice of default or fails to cure or to commence to remedy any other default within thirty (30) days after Queensgate’s receipt of the notice of default, Miranda may terminate this Agreement by delivering notice of termination and Queensgate shall peaceably surrender possession of the Property to Miranda.  Notice of termination shall be in writing and served in accordance with this Agreement.

SECTION FIVE

Notices and Payments

5.1

Notices.  All notices to Queensgate or Miranda shall be in writing and shall be hand delivered, sent by courier, or sent by certified or registered mail, return receipt requested, to the addresses below.  Notice of any change in address shall be given in the same manner.  All notices shall be effective upon receipt.

TO MIRANDA:

Miranda Gold Corp.

5900 Philoree Lane

Reno, Nevada 89511

And to:

Miranda Gold Corp.

Unit 1, 15782 Marine Drive

White Rock, British Columbia

Canada V4B 1E6

                    With a copy to:

Richard W. Harris, Esq.

Harris & Thompson

6121 Lakeside Drive, Suite 260

Reno, Nevada 89511

TO QUEENSGATE:

Queensgate Resources Corporation

P.O. Box 57

St. Eustache, Quebec

Canada J7R 4K5

And to:

Queensgate Resources Corporation

Attn: John Kerr

Vice-President Exploration

515 West Pender Street, Suite 208

Vancouver, British Columbia

Canada V6B 6H5

5.2

Payments.  All payments shall be in U.S. currency payable to Miranda at the White Rock address above.

SECTION SIX

Assignment

No party may assign its interest in this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld.  The Joint Venture Agreement shall provide for each party’s preemptive right to purchase the other party’s Participating Interest.

SECTION SEVEN

Miranda’s Representations

7.1

Status of Property.  Miranda holds a 100% interest in the leasehold of the mining claims under the Coal Canyon, BPV and Cono Leases free and clear of any claims, encumbrances or liens arising under the Leases or otherwise.  Miranda represents and warrants that it is in possession of the Property, and Miranda has delivered to

Queensgate all information concerning title to the Property in Miranda's possession or control.

7.2       With respect to the unpatented mining claims included in the Property, Miranda, represents and warrants, to the best of its knowledge and belief, subject to the paramount title of the United States, as follows:

7.2.1    The unpatented mining claims were properly laid out and monumented;

7.2.2    The certificates of location for the unpatented mining claims were properly recorded and filed with appropriate governmental agencies;

7.2.3    All filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies;

7.2.4    The claims are free and clear of defects, liens and encumbrances arising by, through or under Miranda, and are not subject to any prior agreement, burden or restriction or adverse or conflicting claim (mining or otherwise) by any third party except for the Leases.

7.2.5    The Federal annual mining claim maintenance fees necessary to assure the uninterrupted and continued good standing of the unpatented mining claims until September 1, 2008, have been paid timely to the Bureau of Land Management;

7.2.6    The mining claim and recording fees required to be paid under the laws of the State of Nevada have been timely and properly paid to hold the unpatented mining claims through September 1, 2008; and

7.2.7    The Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production, except as provided in the Leases.

 Nothing in this Section 7.2, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals.  With respect to those unpatented mining claims included in the Property that were not located by Miranda or an affiliate of Miranda, but which were located by the Lessor under the Leases, to the best of its knowledge and belief, Miranda believes that the monuments of location and the corner monuments for the unpatented mining claims located by the Lessor under the Leases  are properly constructed and located and that Exhibits A, B, and C describes the mining claims which were located by the Lessor.

7.3

Technical and Title Data.  Promptly after the parties’ execution of this Agreement, Miranda shall deliver to Queensgate all of the data and information which Miranda possess concerning title to the Property.

7.4

Payment Shares.

a.

The issuance of the Payment Shares as contemplated in this Agreement does not contravene any of the applicable securities laws in the jurisdiction of residence of Miranda and does not trigger (i) any obligation on the part of Queensgate Canada to prepare and file a prospectus, an offering memorandum or similar document, or any other ongoing reporting requirements with respect to such purchase or otherwise; or (ii) any registration or other obligation on the part of Queensgate Canada or Queensgate, and Miranda will provide such evidence of compliance, where legally required, with all such matters as Queensgate Canada or Queensgate may reasonably and timely request prior to the execution of this agreement.

b.

Miranda is an “accredited investor” as such term is defined in section 1.1 of NI 45-106.

c.

Miranda will be responsible (neither the Corporation, nor the Corporation’s legal advisers being liable in any way in this regard) for the compliance with or for obtaining appropriate exemptions under applicable securities legislation with respect to (i) the applicable resale restrictions and (ii) the compliance with the four-month period seasoning period once Queensgate Canada becomes a reporting issuer, as the case may be;

d.

Miranda acknowledges that Queensgate Canada will affix an inscription to the certificates attesting the Payment Shares to indicate that unless the securities legislation so permits, the holder of the Payment Shares may not trade the

Payment Shares before the expiry of the four-month holding period prescribed by law, as required by the applicable securities legislation.

e.

Miranda acknowledges and agrees that the Payment Shares may become subject to certain restrictions pursuant to the rules, policies and regulations of any exchange where the common stock of Queensgate Canada may be listed.

f.         Miranda acknowledges that Queensgate has informed it that the shares of Queensgate Canada are or will be subject to a shareholders' agreement which limits and restricts a shareholder's right to transfer shares and that the shares issued to Miranda will be subject to the shareholder agreement which Miranda must execute and deliver to Queensgate Canada.

SECTION EIGHT

Force Majeure

8.1

Suspension of Obligations.  If Miranda or Queensgate is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the obligation to maintain the claims (Section 1.5) and the underlying leases (Section 1.6) the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure.  Upon the occurrence and upon the termination of Force Majeure, Miranda or Queensgate shall promptly notify the other party in writing.  Miranda or Queensgate shall use reasonable diligence to remedy

Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

8.2

Definition of Force Majeure.  “Force majeure” means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen, material, or fuel supplies; unavailability of equipment or qualified crews to operate such equipment; delay in transportation; acts of God; and a shutdown of the U.S. banking system.  If a force majeure event occurs, Queensgate shall promptly notify Miranda.  The time for Queensgate’s performance of its Exploration Expenditure requirements and its other obligations under this Agreement (except its obligations to issue the Payment Shares and to maintain the Property) shall be extended during the period of force majeure.  On cessation of the force majeure event, Queensgate shall notify Miranda and shall promptly commence performance of its requirements and other obligations under this Agreement.

SECTION NINE

Miscellaneous Provisions

9.1

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

9.2

Applicable Law.  The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

9.3

Entire Agreement.  This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

9.4

Recording Memorandum of Agreement.  The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of  Eureka County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

9.5

Void or Invalid Provisions.  If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

9.6

Time of the Essence.  Time is of the essence of this Agreement and each and every part thereof.

9.7

No Partnership.  Nothing in this Agreement shall create a partnership between Miranda and Queensgate.

9.8

Press Releases.  Prior to issuing any press release or other disclosure of information regarding the Coal Canyon Project, Queensgate or Miranda, as the case may be, shall submit its press release or information disclosure to the other party for review and approval.  If no comments or approval have been given by the receiving party within two (2) working days following receipt, the press release or information distribution shall be deemed approved.

SECTION TEN

Dispute Resolution

10.

If a dispute arises from this Agreement or the performance or breach of this Agreement, the parties agree to use the procedures prescribed in this Section.  A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.  If the parties do not meet within ten (10) days following a party’s delivery of notice of the dispute or if following the parties’ timely meeting the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with the

Commercial Mediation Rules of the American Arbitration Association, the parties will jointly appoint a mutually acceptable mediator and, if the parties are unable to agree upon an appointment within ten (10) days from the conclusion of the negotiations, to seek the assistance of the American Arbitration Association for the appointment of a mediator.  The parties agree to confer with the mediator within twenty (20) days following the mediator’s appointment.  If the parties are not successful in resolving the dispute through mediation, the dispute shall be settled by arbitration in accordance with this Section.  Either party may initiate the arbitration procedure by delivering a demand for arbitration to the other party.  The arbitration shall be conducted in accordance with Chapter 38 of the Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association.  If any arbitration, legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action, arbitration or proceeding (excluding any attorneys’ fees or costs incurred in mediation), in addition to any other relief to which it or they may be entitled. The mediation and arbitration shall be held in Reno, Nevada.

SECTION ELEVEN

Queensgate Canada

11.

Queensgate Canada intervenes to this agreement solely for the purpose of the issuance of the payment shares as prescribed in Section 1.1 a  and Section 1.1 b and agrees to issue the Payment Shares in accordance with the terms of the foregoing sections, and Queensgate Canada shall have no other liabilities or obligations under this Agreement.

SECTION TWELVE

Condition Precedent

12.

Queensgate’s obligations under this Agreement are conditioned on Miranda’s receipt from the lessors under the Leases of the lessors’ consents to Miranda’s assignment of the Leases.  If Miranda is unable to obtain lessors’ consents within fifteen (15) days after the Effective Date, either party may terminate this Agreement.  On Miranda’s timely receipt of the lessors’ consents and delivery of copies to Queensgate, this Agreement shall be binding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIRANDA U.S.A., INC., a Nevada corporation

By

      KENNETH D. CUNNINGHAM, President

QUEENSGATE RESOURCES US INC.,

    a Nevada corporation

By

     JOHN F. BURGESS, President

QUEENSGATE RESOURCES CORPORATION,

     a Canadian Business Corporation Act  corporation

 By

     JOHN F. BURGESS, President

List of Exhibits

Exhibit A

Coal Canyon Lease

Exhibit B

Cono Lease

Exhibit C

BPV Lease

Exhibit D

Service Agreement

Exhibit E

Coal Canyon Project LLC Operating Agreement